Press Release

Contacts:

Investors	Media
Investor Relations Department	Denise DesChenes / Kara Findlay /

(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co

(212) 687-8080

FOAMEX NAMES JOHN G. JOHNSON, JR. CHIEF EXECUTIVE OFFICER

Eugene I. Davis Named Non-Executive Chairman of the Board

Johnson Brings Significant Industry Experience

LINWOOD, PA, April 16, 2007 - Foamex International Inc. (OTCBB: FMXI) announced today that its Board of Directors has named John G. Johnson, Jr. Chief Executive Officer of the Company and a member of the Board of Directors, effective immediately. Mr. Johnson previously served as Chief Executive Officer of Foamex from 1999 to 2001. The Company has also named Eugene I. Davis Non-Executive Chairman of the Board of Directors, effective immediately. Ray Mabus has resigned from his position as CEO and Chairman of the Board of Directors in order to return to his home in Mississippi.

“On behalf of the Board, I would like to welcome Jack back to Foamex,” said Mr. Davis. “Jack is a proven leader who brings to Foamex an ideal combination of skills and experience, having led the Company at a time when it enjoyed then historic levels of profitability and growth. We are confident that Foamex will greatly benefit from his intimate knowledge of the Company and industry experience as we continue to focus on driving shareholder value through growth and de-leveraging.”

Mr. Johnson said, “Foamex is an established leader in the polyurethane foam manufacturing industry, and I am very pleased to be returning to the Company. I look forward to leading Foamex through its next phase of growth and implementing its strategic vision of being a market-focused provider of polyurethane foam-based solutions and specialty comfort products. I am extremely excited by this opportunity and look forward to working with the entire Foamex team to realize the enormous potential that exists at Foamex.”

Mr. Davis concluded, “We would like to thank Ray for his significant contributions to Foamex over the past seven years, most recently, stepping in as Chief Executive to lead Foamex through the successful completion of its financial restructuring. The proof of his efforts is evident in the results with Foamex emerging from bankruptcy having paid creditors in full and preserving value for equityholders. We recognize that commuting from Mississippi imposed substantial sacrifices on Ray and his family and understand his desire to return home now that Foamex has emerged so successfully from chapter 11. On behalf of the entire Board of Directors, we wish him well.”

Most recently, Mr. Johnson has been running his own management consulting business specializing in turnaround initiatives. Mr. Johnson currently serves as the Non-Executive Chairman of GenTek Inc. He has been the lead director of Thermadyne Holdings for the last three years, but will be relinquishing this post to devote his time and efforts to Foamex. Mr. Johnson served as President and CEO of Foamex in from 1999 to 2001. Prior to joining Foamex, Johnson was President and Chief Executive Officer of Safety-Kleen Corp., an environmental services company, from 1995 to 1997. Mr. Johnson also served as President, Chief Operating Officer and director of Safety-Kleen Corp. from 1993 to 1995. From 1982 to 1992, Mr. Johnson held several executive positions with the ARCO Chemical Company, including Senior Vice President and Director of ARCO Chemical Company and President of ARCO Chemical Americas beginning in 1987. Mr. Johnson began his career with the Atlantic Richfield Company in 1958.

Eugene I. Davis, 52, has been a director of the Company since February 2007. Mr. Davis has been Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately-held consulting firm specializing in turn-around management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities, since 1997.  Prior to forming PIRINATE in 1997, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corp, and Chief Executive Officer and Vice-Chairman of Sport Supply Group, Inc. Mr. Davis began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis is a director of Knology, Inc., PRG-Schultz International, Inc., Silicon Graphics, Inc. and American Commercial Lines Inc.  Mr. Davis is also Chairman of the Board of Directors of Atlas Air Worldwide Holdings, Inc.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-looking statement

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

# # #